Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

7 Days Group Holdings Limited:

We consent to the incorporation by reference in the registration statement (No. 333-170726) on Form S-8 of 7 Days Group Holdings Limited of our reports dated April 10, 2013, with respect to the consolidated balance sheets of 7 Days Group Holdings Limited as of December 31, 2011 and 2012, and the related consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 20-F of 7 Days Group Holdings Limited.

/s/ KPMG
______________

Hong Kong, China

April 10, 2013